UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2013

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)
	22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)
(312) 696-6000 (Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report) __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.'s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 6, 2013.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•general industry conditions and competition, including current global financial uncertainty;
•the impact of market volatility on revenue from asset-based fees;
•damage to our reputation resulting from claims made about possible conflicts of interest;
•liability for any losses that result from an actual or claimed breach of our fiduciary duties;
•financial services industry consolidation;
•a prolonged outage of our database and network facilities;
•challenges faced by our non-U.S. operations;
•the availability of free or low-cost investment information; and
•liability and/or damage to our reputation as a result of some of our currently pending litigation.

A more complete description of these risks and uncertainties can be found in our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2012. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: August 2013

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through July 31, 2013. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60602

Organic Revenue Growth

1.
The company's revenue has generally been growing (chart 1) over time, aside from a dip in the financial crisis. But organic growth has now been below 10% year-over-year for seven consecutive quarters (chart 2).This is less than half the company's average annual sales growth rate over the past decade and leads to a few questions. What have been the biggest drivers (products, volume/pricing) of lower revenue growth? To what degree are these issues transient or likely permanent due to changes in the industry, competition, rising penetration, or maturity of the business, for instance? With earnings and margins at several key customers (asset managers, brokers, advisers, life insurers) trending up with higher equity markets and higher long-term interest rates (if not short-term rates yet), why haven't your fees grown more materially YTD? . . . What would be management's case for why this 5-7% organic sales growth rate isn't the “new normal” post crisis?

Chart 1: Quarterly Revenue Growth

Chart 2: Organic Revenue (year over year)
Note: Organic revenue growth is a non-GAAP financial measure. Please refer to the tables at the end of the filing for a reconciliation to consolidated revenue.

Lower sales volume has been the primary driver of our lower organic growth rate over the past seven quarters. Despite a generally improving economy and positive returns in the equity market, we continued to experience some sluggishness in our new business pipeline during the second quarter of 2013. Based on feedback from our clients, we believe many financial services firms have been encouraged by signs of economic growth in the United States and other markets. However, clients and prospects continue to be cautious about spending against a backdrop of low interest rates, risk aversion, and increased regulation. Some industry reports indicate that while many firms expect continued growth in assets under management, they plan to increase their spending at a significantly lower rate. Pricing pressure has also been an issue. As mentioned above, many firms have continued to limit spending because of market and regulatory uncertainty, as well as increasing costs for regulatory compliance.
It's difficult to say how long these trends will persist. While conditions may still improve over time, we've seen some longer-term trends in the post-crisis era including higher levels of caution, cost scrutiny, risk aversion, and uncertainty, as well as longer contract review times. Individual investors have remained disengaged and less likely to take interest in investment-related content, as well.
As we've mentioned, variable annuity (VA) providers have been under pressure with record-low interest rates, which cause a rapid increase in the liability associated with the minimum future payments offered by VAs. This environment has prompted many players to exit the industry or stop selling VAs. As a result, we expect there will be further pressure on revenue from clients in this area.
At the product level, we've seen mixed growth trends. Second-quarter revenue for Investment Advisory services was down year-over-year as our largest client moved to in-house management of several fund-of-funds portfolios in April 2012. Several of our larger products—including Morningstar Direct, Morningstar Retirement Solutions, Morningstar Managed Portfolios—have had double-digit organic growth rates, but most of our other major products have had single-digit growth rates. In addition, several smaller products have had revenue declines, partly because we've taken steps to streamline and consolidate our product portfolio.
As you know, we don't issue public financial forecasts, so we won't comment specifically about what to expect for top-line growth going forward. We see ample opportunities for our business in many different areas, though, and believe that Morningstar has the potential to become a significantly larger company than it is today.

Operating Expense and Margin

2.
Given your slower organic top-line growth, how is this changing your approach to expenses? In 2012, sales grew $27 million year-over-year and operating income grew $12 million, indicating a 46% [incremental] operating margin (double that of 2011). In the first half of this year, sales are up $17 million year-over-year and operating income is up $12.5 million year over year, implying a higher incremental margin year to date than in 2012. Have your processes/philosophies around expenses changed over the past two years? If so, how so? If not, are these higher incremental margins due to mix shift or just a blip?

There are a few items to be aware of when comparing operating margins for the first half of 2012 versus the same period in 2013. General and administrative (G&A) expense in the first half of 2012 included $1.6 million of combined expense for an impairment charge for one of our smaller products and a litigation settlement. These expenses did not recur in 2013. In addition, intangible amortization expense decreased $1.1 million in the first half of 2013 compared with the same period of 2012, primarily because certain intangible assets from some of our earlier acquisitions are now fully amortized.

We also continue to manage new and replacement headcount carefully and are focusing on staffing efficiencies and better alignment of our resources with growth opportunities. We have been cautious in filling open positions and have also experienced some longer-than-anticipated vacancies when filling roles. In addition, we've continued to carefully manage discretionary costs such as travel, training, advertising, and marketing.

3.
Does management and/or the board review incremental margins as a measure for efficiency in running the business? Are margins/incremental margins part of the performance-analysis and bonus structure for corporate managers? Do you believe incremental margins are an important part of monitoring the business's efficiency and ability to grow free cash flow over time, or is it not a metric that's particularly important to management?

As we've mentioned before, we don't focus too much on incremental margins. They're an important input to determining value over time, but we don't look at them in isolation. Instead, our focus is on building the long-term intrinsic value of the company. Our bonus plan doesn't specifically incorporate incremental margins; instead, we fund the overall pool based on revenue and operating income relative to internal targets.
Morningstar Sweden

4.
It looks like this unit's total value is gauged at $14.6 million (paying $11.1 million for 76% of the business). How did you get to that valuation? Is the business profitable? What percentage of the non-U.S. country units are profitable today? What minority interests are left? What is the advantage of buying in remaining stakes?

In May 2013, we acquired an additional 76% interest in Morningstar Sweden AB (Morningstar Sweden), increasing our ownership to 100% from 24%.
Morningstar Sweden's total preliminary estimated fair value of $18,783,000 includes $14,748,000 in cash paid to acquire the remaining 76% interest in Morningstar Sweden and $4,035,000 related to the 24% of Morningstar Sweden we previously held. We determined the preliminary fair value of the previously held 24% investment independent of the acquired controlling interest by applying a minority interest discount based on analysis of comparable transactions. Accordingly, we recorded a preliminary non-cash holding gain of $3,713,000. The gain is included in non-operating income in our Unaudited Condensed Consolidated Statement of Income. The gain is preliminary pending receipt of the final valuation of our previously held investment.
When making any acquisition, we complete a discounted cash flow valuation to determine the price we'd be willing to pay. We don't disclose the valuation assumptions of these models. However, the table below summarizes our preliminary allocation of the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

$000
Cash and cash equivalents	$3,472
Accounts receivable and other current assets	519
Other non-current assets	244
Intangible assets (consisting of customer-related assets)	9,000
Goodwill	9,940
Deferred revenue	(1,191)
Deferred tax liability	(2,118)
Other current and non-current liabilities	(1,083)
Total fair value of Morningstar Sweden	$18,783
We recognized a preliminary deferred tax liability of $2,118,000 mainly because the amortization expense related to certain intangible assets is not deductible for income tax purposes. The fair value of the acquired intangible assets and the deferred tax liability are preliminary pending receipt of the final valuation for these intangible assets. Preliminary goodwill of $9,940,000 represents the premium over the fair value of the net tangible and intangible assets acquired with this acquisition.
Morningstar Sweden is profitable, as are the majority of our non-U.S. operations. Regarding which partially owned operations remain outside the U.S., we included the table below in our July monthly 8-K:

Name	Ownership position (approximate)
Morningstar Japan K.K.	34%
Ibbotson Associates Japan K.K.	71%
Morningstar Korea, Ltd.	80%
Inquiry Financial Europe AB	34%
When we decide whether to establish full ownership in a joint venture, we consider the potential investment the same way as we would any other acquisition: by doing a discounted cash-flow analysis and considering other potential benefits to Morningstar. In the case of Sweden for example, we saw advantages in being able to offer our full suite of products and services to investors in Sweden and further leverage Morningstar's global reach, investment databases, and technology expertise.

Capital Allocation

5.
As you are focusing more on integrating past deals and the cash position builds, how do you think about your options with that cash? What is your framework for allocating each dollar of free cash flow? What is the hurdle rate for returns? How is that derived?

In a broad sense, we look at deploying our capital in a couple of ways: investing it back into the business to drive organic expansion and fund acquisitions; or returning it to shareholders in the form of dividends and share repurchases. While in the past we've been fairly active acquirers and have spent a significant amount of our free cash flow on buying new businesses, over the past two to three years we've intentionally limited this activity. We have a robust roster of capabilities in place, and while we would still be open to doing a reasonably priced acquisition that improves our product offerings, we're now focusing on driving organic growth by allocating capital internally to enhance and strengthen our existing product set.
After fully funding these business capital needs, we've been able to maintain healthy cash balances. Given our conservative investment policy and low market levels of interest rates, we earn only modest returns on our cash balance. Thus we've felt it appropriate to allocate a meaningful portion of this residual cash back to shareholders through both dividend payments and share repurchases. When looking at potential returns from stock repurchases, we use a standard cost of capital framework that compares the expected rate of return from stock repurchases to returns available from other investment alternatives. Our current quarterly dividend stands at 12.5 cents per share. Additionally, we've been repurchasing our shares when we believe they are attractively priced in the market relative to our estimate of their intrinsic value, based on our discounted cash flow model. Our shareholders can then determine the optimal amount and timing of any individual share sales or purchases, realizing value and deploying their own funds as they are best equipped to do.

6.	How would you rank the following: Regular dividend growth, special dividends, buybacks, acquisitions, and reinvestment in the business?
At the moment, we would rank our priorities as:

•	Reinvestment in the business

•	Buybacks

•	Regular dividend growth

•	Special dividends
We evaluate acquisitions on a case-by-case basis. Our primary focus now is on integrating previous acquisitions, but we may make additional acquisitions if they support our growth strategies. We evaluate the returns of any potential acquisition relative to expected returns for the other uses of cash listed above, and we make all capital allocation decisions in consultation with our board of directors.

7.	Wouldn't a meaningfully higher regular dividend make sense?
One drawback to a meaningfully higher regular dividend would be lower tax efficiency for shareholders who hold Morningstar shares in taxable accounts. To date, we have had a preference for buybacks over dividends partly because they allow shareholders greater control over the timing of realizing taxable events, but we expect to evaluate this issue regularly with our board and take into account feedback from outside shareholders.

8.	How do you value the stock in thinking about buybacks? Do you view your approach to buybacks as opportunistic?
As mentioned above, we value our own stock using a discounted cash flow framework similar to what our equity analysts use when they're evaluating other companies. We generally repurchase shares whenever the stock is trading below a certain threshold and avoid repurchases when it's trading above that level.

9.
As you gradually reduce the share count is there a level where you would stop due to concerns around liquidity? Or is your approach essentially to buy in shares when you believe they are undervalued, full-stop?

We currently have a repurchase program in place that allows us to repurchase up to $500 million in total shares of our outstanding common stock. We may repurchase shares from time to time at prevailing market prices on the open market or in private transactions at our discretion. As of June 30, 2013, we had repurchased a total of 5,804,364 shares for $352,886,000 under this authorization.

Our approach is to repurchase shares whenever we believe they're undervalued under the current program. If and when we expand the repurchase program in the future, our board of directors would take into account any concerns about liquidity or a potential lack of sufficient shares in the market.

It's also worth noting that there are limits that constrain the amount of shares we can repurchase on a daily basis. In general, Rule 10b-18 of the Securities Exchange Act of 1934 requires that daily purchases made by an issuer not exceed 25% of the average daily trading volume for the stock during the preceding four weeks, including “block” purchases by or on behalf of the issuer.

Within those limits and other applicable conditions, we would generally purchase shares when we have a repurchase program in place and believe they are undervalued.
New Operating Segment

10.
Given the material margin differences between the Investment Information and Investment Management segments, seeing expense data on each was useful. Why are you re-segmenting now, thus limiting the transparency investors have into the expense profiles of each business? Again, as top-line growth slows, the value of greater visibility on expenses is quite valuable in modeling the business and thinking about its future margin profile and where margins are rising/falling within the business.

We announced in our second-quarter earnings release that we plan to begin reporting in one operating segment to reflect our shift to more centralized organizational structure. The changes were effective July 1, 2013, and we will begin reporting our financial results based on the new operating segment when we issue our third-quarter earnings press release.
We reviewed our operating segment presentation in tandem with the broader organizational changes we recently made to support a more client-centric sales structure. We made these changes to better serve our clients, create better products, pool resources to be more efficient, create more opportunities for our employees, accelerate our growth, and present ourselves as One Morningstar to our clients. Over the past several months, we have organized the company into five groups, plus Corporate:

•	Business Development & Sales: We've centralized sales and made it a more global organization focused on specific customer types.

•
Client Solutions: This is a new group for us and combines responsibilities that were previously located elsewhere. This is a relatively small group of people with a goal to build deep expertise about specific client segments and lead our efforts to bundle individual products into solutions for investors and clients globally.

•
Information Products: This is the new home of manufacturing and software innovation at Morningstar. This group includes our global product management, product development, and service teams. We have pulled these resources together to help us better tailor our product offerings to clients' specific needs.

•	Investment Management: This organization will develop our products and services related to Retirement, Morningstar Investment Services, Investment Advisory, and Indexes.

•
Research: We've combined our data operations and research units. This change combines our qualitative and quantitative teams, so our data experts can better inform our analysts and researches, who in turn can use their industry knowledge to develop better data points.

•
Corporate: Our corporate operations include Design & Marketing, Finance & Quality, Global Markets, Human Resources, Legal/Compliance/Corporate Communications, Strategic Planning, and Information Technology.

Before the reorganization, we had many profit and loss (P&L) centers. We want to simplify that and will be managing to one centralized P&L statement. Previously we had strategic business unit heads and division leaders who were responsible for running fairly independent, autonomous businesses. They were responsible for a P&L (both revenue and costs). In our new structure, responsibilities for portions of the P&L will be divided across groups. No individual organization will have a meaningful P&L, as most organizations will either be revenue generators (with limited associated direct costs, i.e. sales) or expense generators (with no direct revenue attribution).

Our business model is characterized by a high degree of fixed costs that are leveraged across a variety of product and service offerings. Under our new structure, the majority of our financial analytics are available at the company level, and we think a single operating segment best reflects the new organization. We view our operations and manage our business as one segment. That said, we will continue to report revenue separately for our Information and Investment Management product groups because there are some differences in their business characteristics (such as contract- and subscription-based pricing models versus revenue from asset-based fees).

In addition, our chief operating decision maker will be evaluating the company based on one P&L, and individual managers will have either revenue or expense targets to manage.

Reconciliation of Non-GAAP Measure with the Nearest Comparable GAAP Measure

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue):

	2006				2007
$000	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Consolidated revenue	$70,060	$76,257	$81,821	$87,037	$95,447	$109,685	$111,859	$118,116
Less: acquisitions/divestitures	(4,420)	(6,756)	(11,639)	(13,619)	(12,154)	(13,002)	(10,208)	(8,862)
(Favorable)/unfavorable impact of foreign currency translations	177	(208)	(335)	(461)	(397)	(552)	(875)	(1,984)
Revenue excluding acquisitions, divestitures, and foreign currency translations	$65,817	$69,293	$69,847	$72,957	$82,896	$96,131	$100,776	$107,270
Revenue growth excluding acquisitions, divestitures, and foreign currency translations					18.3%	26.1%	23.2%	23.2%

	2008				2009
$000	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Consolidated revenue	$125,444	$132,237	$125,505	$119,271	$116,732	$119,533	$120,088	$122,643
Less: acquisitions/divestitures	(11,098)	(4,876)	(4,732)	(6,419)	(5,928)	(6,732)	(9,342)	(7,588)
(Favorable)/unfavorable impact of foreign currency translations	(2,281)	(3,085)	(271)	3,787	5,697	5,031	1,969	(3,710)
Revenue excluding acquisitions, divestitures, and foreign currency translations	$112,065	$124,276	$120,502	$116,639	$116,501	$117,832	$112,715	$111,345
Revenue growth excluding acquisitions, divestitures, and foreign currency translations	17.4%	13.3%	7.7%	(1.3)%	(7.1)%	(10.9)%	(10.2)%	(6.6)%

	2010				2011
$000	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Consolidated revenue	$128,290	$136,091	$139,817	$151,153	$151,767	$161,011	$160,051	$158,571
Less: acquisitions/divestitures	(9,704)	(12,718)	(11,964)	(13,464)	(9,015)	(5,097)	(908)	(306)
(Favorable)/unfavorable impact of foreign currency translations	(3,731)	(671)	183	(143)	(1,680)	(4,573)	(3,683)	(180)
Revenue excluding acquisitions, divestitures, and foreign currency translations	$114,855	$122,702	$128,036	$137,546	$141,072	$151,341	$155,460	$158,085
Revenue growth excluding acquisitions, divestitures, and foreign currency translations	(1.6)%	2.7%	6.6%	12.2%	10.0%	11.2%	11.2%	4.6%

	2012
$000	Q1	Q2	Q3	Q4
Consolidated revenue	$160,759	$165,968	$160,952	$170,609
Less: acquisitions/divestitures	—	—	—	—
(Favorable)/unfavorable impact of foreign currency translations	263	2,564	2,085	(292)
Revenue excluding acquisitions, divestitures, and foreign currency translations	$161,022	$168,532	$163,037	$170,317
Revenue growth excluding acquisitions, divestitures, and foreign currency translations	6.1%	4.7%	1.9%	8.1%

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue):

	2011	2012				2013
$000	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Consolidated revenue	$158,571	$160,759	$165,968	$160,952	$170,609	$168,856	$175,428
Less: divestitures	(1,057)	(1,163)	(1,500)	—	—	—	—
Less: acquisitions							(867)
(Favorable)/unfavorable impact of foreign currency translations				2,085	(292)	440	749
Revenue excluding acquisitions, divestitures, and foreign currency translations	$157,514	$159,596	$164,468	$163,037	$170,317	$169,296	$175,310
Revenue growth excluding acquisitions, divestitures, and foreign currency translations					8.1%	6.1%	6.6%

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 2, 2013	By:	/s/ Richard E. Robbins
Richard E. Robbins
General Counsel and Corporate Secretary